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                               Unisex Endorsement

                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                           KANSAS CITY, MO 64111-2406

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract unless indicated otherwise in writing by the Company. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control.

The Contract is amended as follows:

     1. The Misstatement of Age or Sex provision in the General Provisions is amended by deleting any reference to the sex of the Annuitant.

     2. The attached Tables will be used in place of the sex distinct Tables in the Contract.





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Secretary                                                     President